Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-185264 and Form S-8 No. 333-256954) pertaining to the Delek Logistics GP, LLC 2012 Long-Term Incentive Plan and the Registration Statements (Form S-3 No. 333-248202 and Form S-3 No. 333-264300) of our reports dated March 1, 2023, with respect to the consolidated financial statements of Delek Logistics Partners, LP, and the effectiveness of internal control over financial reporting of Delek Logistics Partners, LP, included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Nashville, Tennessee
March 1, 2023